Exhibit 99.1

Signing Day Sports Announces BlockchAIn’s AI-Focused

Initiative for Next Generation Power-Advantaged Digital Infrastructure Platform

Leveraging Existing Data Center Assets into High-Performance Computing

Scottsdale, AZ – February 25, 2026 – Signing Day Sports, Inc. (“Signing Day Sports” or the “Company”) (NYSE American: SGN), in connection with the Company’s previously announced proposed business combination with One Blockchain LLC (“BlockchAIn LLC”), BlockchAIn Digital Infrastructure, Inc. (“BlockchAIn Inc.” and together with BlockchAIn LLC, “BlockchAIn”), and certain affiliates of BlockchAIn, today expanded on the business strategy of BlockchAIn LLC, a U.S.-based digital infrastructure platform, to leverage its existing data center assets into artificial intelligence (“AI”), high-performance computing (“HPC”) and data-intensive workloads and infrastructure.

Upon consummation of the proposed transaction, the shares of BlockchAIn Inc. are expected to trade on the NYSE American under the ticker symbol “AIB.”

BlockchAIn LLC believes that leveraging its existing data center infrastructure for AI and HPC applications can enhance asset utilization, improve long-term data center economics, and align capacity with growing demand for AI and HPC workloads. AI and HPC colocation is typically supported by multi-year contracts and can generate material higher revenue per MW versus legacy use cases. Global demand for AI continues to accelerate, with power availability emerging as the primary bottleneck to new capacity.

BlockchAIn LLC currently operates a data center in South Carolina with approximately 40 megawatts of capacity on 17 acres of land. BlockchAIn LLC believes its infrastructure platform can support additional capacity over time. Existing assets provide a strong foundation for AI and HPC use cases, including large-scale power availability, favorable energy pricing, established high-voltage electrical systems, and industrial facilities well suited for high-density retrofitting.

For the year ended 2024, BlockchAIn LLC reported revenue of approximately $22.9 million and net income of approximately $5.7 million, reflecting a cash-flowing operational base from which the company is pursuing its next phase of infrastructure expansion.

“Our strategic focus reflects our commitment to evolving alongside the rapidly changing compute landscape,” said Jerry Tang, Chief Executive Officer of BlockchAIn. “By leveraging our existing infrastructure footprint and pairing it with specialized AI expertise, we are building a scalable platform that addresses the growing global demand for AI and HPC capacity.”

The initiative aligns with BlockchAIn’s broader strategy to diversify infrastructure use cases, enhance long-term asset value, and position BlockchAIn at the intersection of power, data center infrastructure, and next-generation computing.

As previously disclosed, Signing Day Sports entered into a Business Combination Agreement with BlockchAIn and certain affiliates of BlockchAIn on May 27, 2025, as amended on November 10, 2025 and December 21, 2025. Under the agreement, Signing Day Sports and BlockchAIn LLC will become wholly-owned subsidiaries of BlockchAIn Inc. The Company is planning for the closing of the transaction to take place in March 2026, subject to certain closing conditions, including shareholder approval and NYSE American listing approval. BlockchAIn Inc. filed a Registration Statement on Form S-4 with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transaction on December 1, 2025, as amended on December 23, 2025, January 21, 2026, January 22, 2026, and January 30, 2026 (as amended from time to time, the “Registration Statement”), which was declared effective by the SEC on January 30, 2026.

About One Blockchain LLC

BlockchAIn LLC is a developer and operator of digital infrastructure focused on HPC and AI hosting. BlockchAIn operations are centered around its existing 40 MW data center facility in South Carolina. In 2024, this facility generated approximately $22.9 million in revenue and approximately $5.7 million in net income. BlockchAIn LLC has planned AI data center expansions with favorable economics for activation in 2026 and 2027. BlockchAIn’s mission is to become a leader in creating and operating scalable sustainable power and data infrastructure purpose-built for AI hosting, AI workloads, HPC, and accelerated compute applications. For more information, visit https://oneblockchain.ai/.

About Signing Day Sports, Inc.

Signing Day Sports’ mission is to help student-athletes achieve their goal of playing college sports. Signing Day Sports’ app allows student-athletes to build their Signing Day Sports’ recruitment profile, which includes information college coaches need to evaluate and verify them through video technology. The Signing Day Sports app includes a platform to upload a comprehensive data set including video-verified measurables (such as height, weight, 40-yard dash, wingspan, and hand size), academic information (such as official transcripts and SAT/ACT scores), and technical skill videos (such as drills and mechanics that exemplify player mechanics, coordination, and development). For more information on Signing Day Sports, go to  https://signingdaysports.com/.

Investor Relations Contact

Crescendo Communications, LLC

212-671-1020

Additional Information and Where to Find It

In connection with the proposed business combination, BlockchAIn Inc. has filed relevant materials with the SEC, including the Registration Statement to register the common shares of BlockchAIn Inc. to be issued in connection with the proposed business combination, and has filed a definitive proxy statement of the Company and a prospectus of BlockchAIn Inc. (the “Proxy Statement/Prospectus”). The Registration Statement has been declared effective by the SEC.  The Proxy Statement/Prospectus has been sent to the stockholders of Signing Day Sports to seek their approval of the proposed business combination. Each of BlockchAIn Inc., One Blockchain, and Signing Day Sports may file with the SEC other relevant documents concerning the proposed transaction.  BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF SIGNING DAY SPORTS ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT BLOCKCHAIN, SIGNING DAY SPORTS, THE PROPOSED BUSINESS COMBINATION, AND RELATED MATTERS. The Registration Statement, the Proxy Statement/Prospectus, and any other documents filed by BlockchAIn Inc., One Blockchain LLC, and Signing Day Sports with the SEC, may be obtained free of charge at the SEC website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Signing Day Sports by directing a written request to: Signing Day Sports, Inc., 8355 East Hartford Rd., Suite 100, Scottsdale, AZ 85255.

Participants in the Solicitation

Signing Day Sports, and its directors, executive officers and certain other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from the shareholders of Signing Day Sports with respect to the proposed business combination and related matters. Information about the directors and executive officers of Signing Day Sports, including their ownership of shares of Signing Day Sports common stock, is included in Signing Day Sports’ Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on April 11, 2025. Additional information regarding the persons or entities who may be deemed participants in the solicitation of proxies from Signing Day Sports shareholders, including a description of their interests in the proposed business combination by security holdings or otherwise, is included in the Proxy Statement/Prospectus and other relevant documents that are or will be publicly filed with the SEC when they become available. The directors, managers and officers of BlockchAIn LLC and BlockchAIn Inc. do not currently hold any interests, by security holdings or otherwise, in Signing Day Sports.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction. No offering of securities in connection with the proposed business combination shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

Forward Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, including without limitation, the parties’ ability to complete the transaction, the parties’ ability to integrate their respective businesses into a combined publicly listed company post-merger, the ability of the parties to obtain all necessary consents and approvals in connection with the transaction, obtain stock exchange clearance of a listing application in connection with the transaction, the parties’ ability to obtain their respective equity securityholders’ approval, and obtain sufficient funding to maintain operations and develop additional services and offerings, market acceptance of the parties’ current products and services and planned offerings, competition from existing or new offerings that may emerge, impacts from strategic changes to the parties’ business on net sales, revenues, income from continuing operations, or other results of operations, the parties’ ability to attract new users and customers, the parties’ ability to retain or obtain intellectual property rights, the parties’ ability to adequately support future growth, the parties’ ability to comply with user data privacy laws and other current or anticipated legal requirements, and the parties’ ability to attract and retain key personnel to manage their business effectively. These risks, uncertainties and other factors are described more fully in the section titled “Risk Factors” of the Registration Statement and are expected to be further described in a proxy statement/prospectus to be publicly filed with the SEC relating to this transaction. See also the section titled “Risk Factors” in the Company’s periodic reports which are filed with the SEC. These risks, uncertainties and other factors are, in some cases, beyond the parties’ control and could materially affect results. If one or more of these risks, uncertainties or other factors become applicable, or if these underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. All subsequent written and oral forward-looking statements concerning Signing Day Sports, BlockchAIn, or any of their affiliates, or other matters and attributable to Signing Day Sports, BlockchAIn, any of their affiliates, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

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